EXHIBIT 12

                           MARINER HEALTH GROUP, INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES

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
                                                                                                                         Pro Forma
                                                                                 Pro Forma       Three        Three        Three
                                                                                Fiscal Year      Months       Months       Months
                                              Fiscal Year Ended December 31,       Ended         Ended        Ended        Ended
                                           ------------------------------------ December 31,    March 31,   March 31,    March 31,
                                           1991    1992    1993    1994    1995     1995          1995        1996         1996
                                           ----    ----    ----    ----    ----     ----          ----        ----         ----
Pretax income from continuing
  operations                            $(1,594) $ 4,945 $(7,182) $12,869 $21,518  $20,706       $7,495       $3,299       $1,855
Fixed charges:
  Interest, net                          10,356   10,113   7,379    1,819   3,598   13,959          279        4,392        6,706
  Amortization of deferred financing
    costs                                                    200      399     200      200           80          195          249
  Amortization of deferred gain                              304      905     372      372           80           40           40
  Rental Expense, net                       308      307   1,079    1,739   1,830    3,032          355          474          845
                                        -------  ------- -------  ------- -------  -------       ------       ------       ------
Total fixed charges                      10,664   10,420   8,962    4,862   6,000   17,563          794        5,101        7,840
                                        -------  ------- -------  ------- -------  -------       ------       ------       ------
                                          9,070   15,365   1,780   17,731  27,518   38,269        8,289        8,400        9,695
                                        -------  ------- -------  ------- -------  -------       ------       ------       ------
Ratio of earnings to fixed charges          0.9      1.5     0.2      3.6     4.6      2.2         10.4          1.6          1.2
                                        =======  ======= =======  ======= =======  =======       ======       ======       ======
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